VERA BRADLEY ANNOUNCES THIRD QUARTER FISCAL YEAR 2022 RESULTS

Consolidated third quarter net revenues totaled $134.7 million, an increase of 7.9% over last year

Third quarter net income totaled $0.17 per diluted share; excluding certain items, non-GAAP net income totaled $0.18 per diluted share

YTD diluted EPS rose to $0.37, compared to diluted EPS of $0.02 last year; excluding certain items, non-GAAP diluted EPS totaled $0.41, compared to diluted EPS of $0.32 last year

Balance sheet remains strong, with cash, cash equivalents, and investments over $75 million; no debt

FORT WAYNE, Ind., December 8, 2021 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the third quarter and nine months ended October 30, 2021.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. “Vera Bradley” on a stand-alone basis refers only to the Vera Bradley brand.

Third Quarter Comments

Rob Wallstrom, Chief Executive Officer of Vera Bradley, Inc., noted, “We posted a consolidated year-over-year third quarter revenue increase of 7.9% and a 5.7% increase over the pre-pandemic levels of the third quarter of Fiscal 2020.

“Vera Bradley brand revenues have continued to gain momentum quarter-over-quarter as customers have responded to product innovation and collaborations, supported by data-driven and targeted marketing. Third quarter Vera Bradley brand comparable sales rose nearly 8% over last year and 5.6% over Fiscal 2020.

“Pura Vida sales returned to double digit growth in the quarter, up 11.7% over last year. Pura Vida’s e-commerce revenues were still suppressed by the Apple iOS 14.5 update put in place earlier this year that lessened the effectiveness of Facebook and Instagram advertising, Pura Vida’s primary marketing vehicles to drive sales. On the other hand, our first store in San Diego continued to run ahead of expectations, and we are focused on opening three to five additional stores next year. We expect that driving growth through both our ecommerce and physical distribution channels will be key to returning to our 15% to 20% growth target for Pura Vida.

“Like much of the industry, we continued to experience supply chain challenges and significantly increased freight expenses that put meaningful pressure on gross margin in the quarter. We estimate these incremental freight expenses negatively impacted diluted EPS by approximately $0.05 for the third quarter and $0.10 for the nine months. We have begun to take strategic retail price increases across both of our brands to mitigate some of these inflationary and supply chain pressures. Those increases began in the fourth quarter of this year and will continue over the next few quarters.”

“In addition, more specific to Vera Bradley, the lower margin rate reflects higher tariffs from previously duty-free countries from which we source products whose generalized system of preferences, or GSP, duty-free status expired at the beginning of the calendar year,” continued Wallstrom. “In the past, Congress has retroactively reinstated the duty-free status of such tariffs to the beginning of the year; however, we are not certain when or if this will happen. This negatively impacted diluted EPS by approximately $0.03 for the third quarter and by $0.06 for the nine months.”

Wallstrom added, “Even with the current supply chain challenges and delayed renewal of GSP, on a year-to-date basis, before certain items, non-GAAP EPS is ahead of last year and ahead of where we were in Fiscal 2020, pre-pandemic.”

Looking Ahead

Wallstrom continued, “We are confident that both our Vera Bradley and Pura Vida brands have meaningful long-term growth opportunities, well beyond their core product categories. We remain focused on our vision to be a purpose-driven, multi-lifestyle brand, high-growth company.

“We have a healthy cash position, a debt-free balance sheet, and an ability to generate free cash flow that will allow us to continue to invest in both our lifestyle brands and seek out acquisitions of other comfortable, affordable, purpose-driven brands over time. Our team is driven, our brands are strong, and we are positioned for long-term growth,” Wallstrom concluded.

Summary of Financial Performance for the Third Quarter

Consolidated net revenues totaled $134.7 million for the current year third quarter, an increase of 7.9% over $124.8 million in the prior year third quarter.

For the current year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $5.8 million, or $0.17 per diluted share. These results included $0.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net income totaled $6.2 million, or $0.18 per diluted share.

For the prior year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $8.9 million, or $0.26 per diluted share. These results included $1.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, excluding these items, Vera Bradley, Inc.’s consolidated third quarter net income totaled $10.2 million, or $0.30 per diluted share.

Summary of Financial Performance for the Nine Months

Consolidated net revenues totaled $390.9 million for the current year nine months ended October 30, 2021, an increase of 19.9% over $325.9 million in the prior year nine-month period ended October 31, 2020.

For the current year nine months, Vera Bradley, Inc’s consolidated net income totaled $12.7 million, or $0.37 per diluted share. These results included $1.3 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income totaled $14.0 million, or $0.41 per diluted share, for the nine months.

For the prior year nine months, Vera Bradley, Inc.’s consolidated net income totaled $0.8 million, or $0.02 per diluted share. These results included $10.2 million of net after tax charges, comprised of $4.1 million of intangible asset amortization, $2.7 million of impairment charges, $2.1 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”), $0.9 million of charges related to the cancellation of certain purchase orders as a result of the COVID-19 pandemic (“COVID-19” or the “pandemic”), a $0.2 million adjustment to the Pura Vida earn-out liability, and $0.2 million in certain department store exit costs resulting from COVID-19. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the prior year nine months totaled $10.9 million, or $0.32 per diluted share.

Non-GAAP Numbers

The current year non-GAAP third quarter, current year nine-month, and prior year third quarter income statement numbers referenced below exclude the previously outlined intangible asset amortization. The prior year non-GAAP income statement numbers for the nine months referenced below exclude the previously outlined intangible asset amortization, impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19.

Third Quarter Details

Current year third quarter Vera Bradley Direct segment revenues totaled $86.6 million, a 10.8% increase over $78.2 million in the prior year third quarter. Comparable sales increased 7.8% over the prior year and 5.6% over Fiscal 2020. The Company permanently closed 9 full-line stores and opened 6 factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $20.9 million, a 6.4% decrease from $22.3 million in the prior year third quarter, reflecting a reduction in orders primarily related to a lower volume of mask sales and a reduction in sales to certain key accounts, partially offset by a rebound in specialty account orders in other product categories that were negatively impacted by COVID-19 in the prior year.

Pura Vida segment revenues totaled $27.2 million, an 11.7% increase over $24.3 million in the prior year, driven by an increase in sales to wholesale accounts.

Third quarter consolidated gross profit totaled $72.3 million, or 53.6% of net revenues, compared to $73.8 million, or 59.1% of net revenues, in the prior year. In the prior year, the Company expanded its year-over-year consolidated gross profit rate by approximately 230 basis points through sales of cotton masks, which was not replicated in the current year. The current year gross profit rate also was negatively impacted by higher costs for inbound and outbound freight expense by approximately 155 basis points. In addition, the lower margin rate reflects higher tariffs from previously duty-free countries from which the Company sources products whose GSP duty-free status expired at the beginning of the calendar year. This impacted gross margin by approximately 95 basis points. In the past, Congress has retroactively reinstated the duty-free status of such tariffs to the beginning of the year; however, due to uncertainties surrounding Congress’ future actions, management no longer expects any of the benefit in this fiscal year.

Third quarter consolidated SG&A expense totaled $64.5 million, or 47.8% of net revenues, compared to $61.7 million, or 49.4% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $63.7 million, or 47.3% of net revenues for the current year third quarter, compared to $59.4 million, or 47.6% of net revenues, in the prior year. As expected, Vera Bradley’s current year SG&A expenses were higher than the prior year primarily due to expense reductions related to COVID-19 last year that are no longer applicable.

The Company’s third quarter consolidated operating income totaled $8.0 million, or 5.9% of net revenues, compared to $12.2 million, or 9.7% of net revenues, in the prior year third quarter. On a non-GAAP basis, the Company’s current year consolidated operating income totaled $8.7 million, or 6.5% of net revenues, compared to $14.4 million, or 11.6%, of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $17.8 million, or 20.6% of Direct net revenues, for the third quarter, compared to $19.8 million, or 25.3% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $7.3 million, or 35.1% of Indirect net revenues, for the third quarter, compared to $9.3 million, or 41.8% of Indirect net revenues, in the prior year.
•Pura Vida’s operating income was $1.8 million, or 6.6% of Pura Vida net revenues, in the current year, compared to $0.4 million, or 1.7% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $2.6 million, or 9.4% of Pura Vida net revenues, compared to $2.7 million, or 11.0% of Pura Vida net revenues, in the prior year.

Details for the Nine Months

Vera Bradley Direct segment revenues for the current year nine-month period totaled $250.5 million, a 27.7% increase over $196.2 million in the prior year. Since the Company’s stores were temporarily closed for a portion of the prior year first and second quarters, a comparable store sales calculation is not pertinent.

Vera Bradley Indirect segment revenues for the nine months totaled $53.0 million, a 3.3% increase over $51.3 million, reflecting a rebound in specialty and key account orders from the prior year that were negatively impacted by COVID-19, partially offset by a lower volume of mask sales.

Pura Vida segment revenues totaled $87.4 million, an 11.5% increase over $78.4 million in the prior year, primarily reflecting a rebound in wholesale account orders from the prior year that were negatively impacted by COVID-19.

Consolidated gross profit for the nine months totaled $211.8 million, or 54.2% of net revenues, compared to $187.6 million, or 57.6% of net revenues, in the prior year. On a non-GAAP basis, prior year gross profit totaled $189.0 million, or 58.0% of net revenues. In the prior year, the Company significantly expanded its consolidated gross profit rate by approximately 230 basis points through sales of cotton masks. The current year gross profit rate was negatively affected by approximately 110 basis points for higher costs for inbound and outbound freight expense and approximately 75 basis points for the previously mentioned GSP issue.

For the nine months, consolidated SG&A expense totaled $194.1 million, or 49.7% of net revenues, compared to $183.6 million, or 56.3% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $191.8 million, or 49.1% of net revenues, compared to $169.7 million, or 52.1% of net revenues, in the prior year. As expected, Vera Bradley’s SG&A current year expenses were higher than the prior year primarily due to expense reductions related to COVID-19 last year that are no longer applicable. Year-over-year expense leverage was achieved on higher revenues.

For the nine months, the Company’s consolidated operating income totaled $18.6 million, or 4.8% of net revenues, compared to consolidated operating income of $4.1 million, or 1.3% of net revenues, in the prior year nine-month period. On a non-GAAP basis, the Company’s current year consolidated operating income was $20.9 million, or 5.4% or net revenues, compared to $19.4 million, or 5.9% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $51.9 million, or 20.7% of net revenues, compared to $31.6 million, or 16.1% of Direct net revenues, in the prior year. On a non-GAAP basis, prior year Direct operating income was $38.5 million, or 19.6% of Direct net revenues.
•Vera Bradley Indirect operating income was $17.4 million, or 32.8% of Indirect net revenues, compared to $18.6 million, or 36.2% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year Indirect operating income totaled $19.0 million, or 37.0% of Indirect net revenues.
•Pura Vida’s operating income was $7.5 million, or 8.6% of Pura Vida net revenues, for the current year, compared to $4.0 million, or 5.2% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $9.8 million, or 11.3% of Pura Vida net revenues, for the current year, compared to $11.0 million, or 14.1% of Pura Vida net revenues, for the prior year.

Balance Sheet

Net capital spending for the third quarter and nine months totaled $1.8 million and $4.0 million, respectively.

Cash, cash equivalents, and investments as of October 30, 2021 totaled $75.3 million compared to $77.3 million at the end of last year’s third quarter and $65.5 million at last fiscal year end. The Company had no borrowings on its $75 million ABL credit facility at quarter end.

Total quarter-end inventory was $148.3 million, compared to $141.6 million at the end of the third quarter last year. Quarter-end inventory was higher than the prior year due to additional Pura Vida inventory. Management expects year-over-year inventory should be down in the low-single-digit range by the end of Fiscal 2022.

During the third quarter, the Company repurchased approximately $2.1 million worth of its common stock (approximately 214,000 shares at an average price of $9.90 ). In December 2021, the Company’s board of directors approved a new $50.0 million share repurchase authorization which expires in December 2024.

Forward Outlook

The retail environment continues to be uncertain, and future financial performance remains difficult to predict. However, management is providing estimates for the fourth quarter based on current trends and expectations, taking into account certain industry and economic headwinds (such as continued supply chain challenges and projected inbound and outbound freight increases).

All forward-looking guidance numbers referenced below are non-GAAP. The prior year gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed net charges related to intangible asset amortization, store impairment charges, Project Novus expenses, cancellation of certain purchase orders related to the pandemic, adjustment to the Pura Vida earn-out liability, and certain department store exit costs related to the pandemic. Current year guidance excludes any similar charges.

For the fourth quarter of Fiscal 2022, the Company’s updated expectations are as follows:
•Consolidated net revenues of $155 to $160 million. Net revenues totaled $142.4 million in the prior year fourth quarter.
•A consolidated gross profit percentage of 51.6% to 52.1% compared to 54.7% in the prior year fourth quarter. The expected rate decline relates to ongoing supply chain challenges and incremental costs for inbound and outbound freight expense. The retroactive reinstatement of GSP is not included in the current year gross margin estimate.
•Consolidated SG&A expense of $68 to $69 million compared to $63.3 million in the prior year fourth quarter. The expected SG&A increase is primarily related to general variable increases associated with higher sales expectations.
•Consolidated diluted EPS of $0.24 to $0.29 based on diluted weighted-average shares outstanding of 34.4 million and an effective tax rate of approximately 21.0%. Diluted EPS totaled $0.31 in last year’s fourth quarter.

Based on fourth quarter expectations, the Company’s updated expectations for Fiscal 2022 are as follows:
•Consolidated net revenues of $546 to $551 million. Net revenues totaled $468.3 million in Fiscal 2021.
•Free cash flow of between $45 and $50 million compared to $15.0 million in the prior year.
•A consolidated gross profit percentage of 53.5% to 53.6% compared to 57.0% in Fiscal 2021. The expected rate decline relates to an abatement in mask penetration in Fiscal 2022 coupled with ongoing supply chain challenges and incremental costs for inbound and outbound freight expense. The retroactive reinstatement of GSP, which would equate to approximately $4 to $5 million in gross margin or 70 to 90 basis points, is no longer included in the current year gross margin estimate; the benefit was included in management’s fiscal year gross margin expectations provided in previous quarters.
•Consolidated SG&A expense of $260 to $261 million compared to $233.0 million in Fiscal 2021. The expected SG&A increase is primarily related to Vera Bradley stores being opened for the full year (stores were temporarily closed for between several weeks and several months in Fiscal 2021 due to the pandemic), non-comparable compensation and Cares Act savings in Fiscal 2021, and general variable increases associated with higher sales expectations.
•Consolidated operating income of $34 to $37 million compared to $34.0 million in Fiscal 2021.
•Consolidated diluted EPS of $0.65 to $0.70 based on diluted weighted-average shares outstanding of 34.2 million and an effective tax rate of approximately 21.0%. Diluted EPS totaled $0.63 last year. The retroactive reinstatement of GSP would equate to additional income of approximately $0.09 to $0.11 per diluted share in the current year.
•Net capital spending of approximately $6 to $8 million compared to $5.7 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow; gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable and available to Vera Bradley, Inc.; and diluted net income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 8, 2021, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 289-0571, and enter the access code 1182503. A replay will be available shortly after the conclusion of the call and remain available through December 22, 2021. To access the recording, listeners should dial (844) 512-2921, and enter the access code 1182503.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,000 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com,

www.puravidabracelets.eu, and www.puravidabracelets.ca; the distribution of its products to wholesale retailers; and the Pura Vida retail store opened in August 2021.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19 or other pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2021. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 30, 2021	January 30, 2021	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$74,784	$64,175	$75,765
Short-term investments	476	1,295	1,068
Accounts receivable, net	29,993	27,543	36,027
Inventories	148,265	141,416	141,588
Income taxes receivable	8,996	7,372	3,545
Prepaid expenses and other current assets	14,801	17,882	13,859
Total current assets	277,315	259,683	271,852
Operating right-of-use assets	82,980	88,730	97,534
Property, plant, and equipment, net	61,792	63,952	66,376
Intangible assets, net	44,991	47,296	49,318
Goodwill	44,254	44,254	44,254
Long-term investments	—	—	478
Deferred income taxes	3,450	3,530	4,972
Other assets	5,960	6,342	6,390
Total assets	$520,742	$513,787	$541,174
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,686	$27,093	$27,136
Accrued employment costs	10,819	13,648	12,970
Short-term operating lease liabilities	19,945	22,321	24,543
Other accrued liabilities	15,088	14,043	14,297
Income taxes payable	—	321	251
Total current liabilities	78,538	77,426	79,197
Long-term operating lease liabilities	83,917	91,536	97,849
Long-term debt	—	—	30,000
Other long-term liabilities	138	109	154
Total liabilities	162,593	169,071	207,200
Redeemable noncontrolling interest	30,701	29,809	29,146
Shareholders’ equity:
Additional paid-in-capital	107,427	105,433	103,282
Retained earnings	329,209	316,526	308,598
Accumulated other comprehensive (loss) income	(10)	8	8
Treasury stock	(109,178)	(107,060)	(107,060)
Total shareholders’ equity of Vera Bradley, Inc.	327,448	314,907	304,828
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$520,742	$513,787	$541,174

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net revenues	$134,735	$124,849	$390,877	$325,903
Cost of sales	62,457	51,018	179,074	138,263
Gross profit	72,278	73,831	211,803	187,640
Selling, general, and administrative expenses	64,458	61,703	194,083	183,640
Other income, net	132	36	921	89
Operating income	7,952	12,164	18,641	4,089
Interest expense, net	13	298	222	855
Income before income taxes	7,939	11,866	18,419	3,234
Income tax expense	1,713	2,892	3,854	1,470
Net income	6,226	8,974	14,565	1,764
Less: Net income attributable to redeemable noncontrolling interest	448	100	1,882	1,011
Net income attributable to Vera Bradley, Inc.	$5,778	$8,874	$12,683	$753

Basic weighted-average shares outstanding	33,964	33,411	33,852	33,382
Diluted weighted-average shares outstanding	34,472	33,977	34,492	33,789

Basic net income per share available to Vera Bradley, Inc. common shareholders	$0.17	$0.27	$0.37	$0.02
Diluted net income per share available to Vera Bradley, Inc. common shareholders	$0.17	$0.26	$0.37	$0.02

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020
Cash flows from operating activities
Net income	$14,565	$1,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	6,769	10,808
Amortization of operating right-of-use assets	15,028	16,051
Impairment charges	—	3,806
Amortization of intangible assets	2,305	6,987
Provision for doubtful accounts	108	1,559
Stock-based compensation	4,419	3,487
Deferred income taxes	80	2,684
Loss on investments	—	13
Adjustment of earn-out liability	—	229
Other non-cash gain, net	(45)	(22)
Changes in assets and liabilities:
Accounts receivable	(2,558)	(14,289)
Inventories	(6,849)	(17,982)
Prepaid expenses and other assets	3,463	(3,965)
Accounts payable	4,798	7,222
Income taxes	(1,945)	(4,364)
Operating lease liabilities, net	(19,273)	(14,331)
Accrued and other liabilities	(1,654)	1,973
Net cash provided by operating activities	19,211	1,630
Cash flows from investing activities
Purchases of property, plant, and equipment	(4,033)	(5,178)
Purchases of investments	—	(851)
Proceeds from maturities and sales of investments	815	23,031
Cash received for business acquisition	—	993
Proceeds from disposal of property, plant, and equipment	45	—
Net cash (used in) provided by investing activities	(3,173)	17,995
Cash flows from financing activities
Tax withholdings for equity compensation	(2,425)	(562)
Repurchase of common stock	(2,000)	(3,077)
Distributions to redeemable noncontrolling interest	(990)	(1,483)
Borrowings under asset-based revolving credit agreement	—	60,000
Repayment of borrowings under asset-based revolving credit agreement	—	(30,000)
Payment of contingent consideration for business acquisition	—	(18,677)
Net cash (used in) provided by financing activities	(5,415)	6,201
Effect of exchange rate changes on cash and cash equivalents	(14)	22
Net increase in cash and cash equivalents	$10,609	$25,848
Cash and cash equivalents, beginning of period	64,175	49,917
Cash and cash equivalents, end of period	$74,784	$75,765

Vera Bradley, Inc.
Third Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$72,278	$—		$72,278
Selling, general, and administrative expenses	64,458	768	1	63,690
Operating income (loss)	7,952	(768)		8,720
Income (loss) before income taxes	7,939	(768)		8,707
Income tax expense (benefit)	1,713	(134)	2	1,847
Net income (loss)	6,226	(634)		6,860
Less: Net income (loss) attributable to redeemable noncontrolling interest	448	(192)		640
Net income (loss) attributable to Vera Bradley, Inc.	5,778	(442)		6,220
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$(0.01)		$0.18

Vera Bradley Direct segment operating income	$17,825	$—		$17,825
Vera Bradley Indirect segment operating income	$7,341	$—		$7,341
Pura Vida segment operating income (loss)	$1,794	$(768)	1	$2,562
Unallocated corporate expenses	$(19,008)	$—		$(19,008)

[1]Includes the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
Third Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 31, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$73,831	$—		$73,831
Selling, general, and administrative expenses	61,703	2,273	1	59,430
Operating income (loss)	12,164	(2,273)		14,437
Income (loss) before income taxes	11,866	(2,273)		14,139
Income tax expense (benefit)	2,892	(336)	2	3,228
Net income (loss)	8,974	(1,937)		10,911
Less: Net income (loss) attributable to redeemable noncontrolling interest	100	(568)		668
Net income (loss) attributable to Vera Bradley, Inc.	8,874	(1,369)		10,243
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.26	$(0.04)		$0.30

Vera Bradley Direct segment operating income	$19,777	$—		$19,777
Vera Bradley Indirect segment operating income	$9,342	$—		$9,342
Pura Vida segment operating income (loss)	$402	$(2,273)	1	$2,675
Unallocated corporate expenses	$(17,357)	$—		$(17,357)

[1]Related to the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$211,803	$—		$211,803
Selling, general, and administrative expenses	194,083	2,305	1	191,778
Operating income (loss)	18,641	(2,305)		20,946
Income (loss) before income taxes	18,419	(2,305)		20,724
Income tax expense (benefit)	3,854	(427)	2	4,281
Net income (loss)	14,565	(1,878)		16,443
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,882	(576)		2,458
Net income (loss) attributable to Vera Bradley, Inc.	12,683	(1,302)		13,985
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.37	$(0.04)		$0.41

Vera Bradley Direct segment operating income	$51,853	$—		$51,853
Vera Bradley Indirect segment operating income	$17,403	$—		$17,403
Pura Vida segment operating income (loss)	$7,528	$(2,305)	1	$9,833
Unallocated corporate expenses	$(58,143)	$—		$(58,143)

[1]Includes the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 31, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$187,640	$(1,320)	1	$188,960
Selling, general, and administrative expenses	183,640	13,973	2	169,667
Operating income (loss)	4,089	(15,293)		19,382
Income (loss) before income taxes	3,234	(15,293)		18,527
Income tax expense (benefit)	1,470	(3,389)	3	4,859
Net income (loss)	1,764	(11,904)		13,668
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,011	(1,746)		2,757
Net income (loss) attributable to Vera Bradley, Inc.	753	(10,158)		10,911
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.02	$(0.30)		$0.32

Vera Bradley Direct segment operating income (loss)	$31,634	$(6,842)	4	$38,476
Vera Bradley Indirect segment operating income (loss)	$18,575	$(387)	5	$18,962
Pura Vida segment operating income (loss)	$4,046	$(6,987)	6	$11,033
Unallocated corporate expenses	$(50,166)	$(1,077)	7	$(49,089)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $6,987 for the amortization of definite-lived intangible assets; $3,806 for store impairment charges; $2,738 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $3,806 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $1,890 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $848 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability